Exhibit 10.1

Agreement for the Department of Education to hold funds on behalf of ITT Educational Services, Inc.(ITT) in lieu of a Letter of Credit.

This Agreement sets out the terms under which the Department of Education (Department) agrees to hold funds on behalf of ITT in lieu of ITT providing a letter of credit. This Agreement is intended to fulfill the purposes of the Department’s letter to ITT dated August 21, 2014, by which the Department required ITT to provide a letter of credit, and the funds maintained by the Department under this agreement are deemed to be equivalent to funds provided by ITT under a letter of credit, and is to be interpreted now and on a continuing basis under the Department’s financial responsibility regulations cited in such letter.

ITT has agreed to provide funds to the Department for an amount established by the Department that is not less than 10% of ITT’s annual federal student aid funding provided under the Higher Education Act of 1965, as amended (HEA), with the original amount based upon the HEA funding for the prior fiscal year. The initial amount of funds that ITT will provide to the Department under this agreement is $79,707,879, which is equivalent to 10% of ITT’s HEA funding for its 2013 fiscal year. This amount is subject to further adjustment by the Department based upon changes in ITT’s annual federal student aid funding, and based upon the Department’s determination of the percentage of ITT’s annual federal student aid funding that must be maintained. ITT intends to remit the specified funds to the Department promptly after the execution of this agreement. Upon receipt and acceptance of these funds, the Department agrees to release the letter of credit ITT has already provided to the Department on behalf of ITT by JPMorgan Chase Bank, N.A. (Number: CPCS-805563), and to effect such release as soon thereafter as possible, and the Department anticipates that such release will be made within seven (7) business days after receipt of the funds from ITT.

The Department will maintain the funds provided by ITT in an escrow account to be used for the following purposes, and these are the same reasons funds may be drawn under a letter of credit provided on behalf of an institution:

1)	to pay refunds of institutional or non-institutional charges owed to or on behalf of current or former students of the Institution, whether the Institution remains open or has closed,

2)	to provide for the “teach-out” of students enrolled at the time of the closure of the Institution, and

3)	to pay any liabilities owing to the Secretary arising from acts or omissions by the Institution, on or before the expiration of the agreement for the Department to hold these funds, in violation of requirements set forth in the Higher Education Act of 1965, as amended (“HEA”), including the violation of any agreement entered into by the Institution with the Secretary regarding the administration of programs under Title IV of the HEA.

The Department will promptly provide written notice to ITT whenever any of the funds held under this Agreement are used, and identify the amount of funds used and how they were applied. The Department will hold these funds until November 04, 2019, unless ITT is notified on or before then of the requirement and the reasons that the Agreement needs to be extended, to the extent provided in the Department’s financial responsibility regulations.

The Department may also adjust the amount of the funds held on behalf of ITT based upon a review of ITT’s annual audited financial statements and ongoing risk assessment, and based upon changes in ITT’s annual HEA program funding, to the extent provided in the Department’s financial responsibility regulations.

The Department will return funds to ITT when the total amount may be reduced, and ITT will have thirty (30) calendar days from receipt of the Department’s written notice to replenish any funds drawn by the Department, and to provide any additional funds when the amount is increased.

The Department hereby agrees to the terms and conditions set forth in this Agreement. Please review the terms of this arrangement set out above, and sign and return this Agreement to acknowledge ITT’s acceptance.

By signing below, I acknowledge on behalf of ITT the institution’s agreement with the terms and conditions set out in this Agreement.

Signature of Institution’s
Chief Executive Officer:	/s/ Kevin M. Modany	Date: 12/15/15

Print Name and Title:	Kevin M. Modany

Chief Executive Officer

For the Secretary:	/s/ Robin S. Minor	Date: 12/16/15
U.S. Department of Education